Exhibit 10.54

[VAXGEN, INC. LETTERHEAD]

July 29, 2010

James P. Panek

[Address]

Dear James:

This letter sets forth the substance of the separation agreement (the “Agreement”) that VaxGen, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation. Your last day of work with the Company and your employment termination date will be July 31, 2010 (the “Separation Date”).

2. Accrued Salary And Vacation. On the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, at the rates then in effect, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.

3. Severance Payment. If you sign this Agreement and allow it to become effective as specified in paragraph 15 below, the Company will pay you, as severance, $193,050, less standard payroll deductions and withholdings. This amount will be paid to you in a single lump sum as soon as practicable following the Effective Date (as defined below), but in no event later than five (5) business days following the Effective Date.

4. Transaction Bonus. In addition to the severance payment described in paragraph 3 above, you have received from the Company a transaction bonus of $52,000, less standard payroll deductions and withholdings, relating to the consummation of the diaDexus Merger as contemplated by your employment agreement with the Company.

5. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA. If you are eligible for and timely elect continued coverage under COBRA, the Company, as part of this Agreement, will pay your COBRA premiums for a period of twelve (12) months following the Effective Date (the “Twelve-Month Period”), provided that any such payments shall immediately cease if you voluntarily enroll in the group health insurance plan of another employer. You agree to immediately notify the Company in writing of any such enrollment. If within the Twelve-Month Period you are no longer eligible for coverage under COBRA, and also are not eligible for coverage under another employer’s plan, the Company will reimburse your monthly premiums for individual health insurance coverage (including the cost of coverage for your dependents previously covered under COBRA, if any), up to a maximum reimbursement amount of $6,000 per month and subject to your timely submission of documentation of your monthly premium amounts, through the earlier of the end of the Twelve-Month Period or until you are eligible for coverage under another employer’s health insurance plan.

James P. Panek

July 29, 2010

6. Stock Options. All stock option grants or other equity awards held by you on the Separation Date (if any) shall be subject to accelerated vesting such that all unvested shares will become fully vested and exercisable effective as of the Separation Date. Your right to exercise any vested shares, and all other rights and obligations with respect to your stock options, will be as set forth in your stock option agreement, grant notice and applicable plan documents.

7. Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits from the Company after the Separation Date.

8. Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

9. Return Of Property. By the Separation Date, you agree to return to the Company all documents (and all copies thereof) belonging to the Company and all other property belonging to the Company that you have in your possession, including, but not limited to, all files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Your timely return of all such documents and other property is a condition precedent to your receipt of the benefits provided under this Agreement.

10. Proprietary Information Obligations. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement.

11. Confidentiality. The provisions of this Agreement will be held in the strictest confidence by you, and you will not publicize or disclose them in any manner whatsoever, provided, however, that you may disclose this Agreement: (a) in confidence to your immediate family members, attorneys, accountants, auditors, tax preparers, and financial advisors; and (b) insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former consultant or employee of the Company.

12. Nondisparagement. You agree not to disparage the Company, or its officers, directors, employees, shareholders, or agents, in any manner likely to be harmful to its or their businesses, business reputations, or personal reputations, provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process.

James P. Panek

July 29, 2010

13. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

14. Release of Claims. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1866, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code, the California Family Rights Act, the California Occupational Safety and Health Act, Section 17200 of the California Business and Professions Code and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights that are not waivable as a matter of law; or (c) any claims arising from the breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

15. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You are advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke this Agreement (in a written revocation sent to me); and (e) this Agreement will not be effective until the eighth day after you sign this Agreement, provided that you have not earlier revoked this Agreement (the “Effective Date”). You will not be entitled to receive any of the benefits specified by this Agreement unless and until it becomes effective.

James P. Panek

July 29, 2010

16. Section 1542 Waiver. In granting the release herein, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims that the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

17. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and your and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

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James P. Panek

July 29, 2010

If this Agreement is acceptable to you, please sign below and return the original to me.

We wish you the best in your future endeavors.

Sincerely,

VaxGen, Inc.

By:	/s/ David J. Foster
David J. Foster
Executive Vice President, Chief Financial Officer and Secretary

I have read, understand and agree fully to the foregoing Agreement:

/s/ James P. Panek
JAMES P. PANEK

Date:	7/29/10